Exhibit 5.1

[Letterhead of DISH Network]

November 7, 2019

DISH Network Corporation

9601 S. Meridian Blvd.

Englewood, CO 80112

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of DISH Network Corporation, a Nevada corporation (the “DISH Network”). I have acted as counsel in connection with the registration statement filed on Form S-3 (the “Registration Statement”), which DISH Network has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”),  relating to the registration of an indeterminate amount of securities of DISH Network, including (i) shares of Class A common stock of DISH Network, par value $0.01 per share (the “Class A Common Stock”), (ii) subscription rights to purchase the Class A Common Stock (the “Subscription Rights”), (iii) shares of preferred stock of DISH Network (the “Preferred Stock”), and (iv) debt securities of DISH Network (the “Debt Securities” and, together with the Class A Common Stock, the Subscription Rights and the Preferred Stock, the “Securities”).

I have reviewed originals, or copies certified or otherwise identified to my satisfaction as copies of originals, of the various proceedings taken by DISH Network, and I have examined such other agreements, instruments, documents and corporate records of DISH Network as I have deemed necessary or appropriate in order to deliver this opinion.

Upon the basis of such examination, I am of the opinion that:

(1) Class A Common Stock. When the Registration Statement has become effective under the Act, the terms of sale of the Class A Common Stock have been duly established in conformity with DISH Network’s amended and restated articles of incorporation and the Class A Common Stock has been duly issued and sold as contemplated by the Registration Statement, the Class A Common Stock will be validly issued, fully paid and nonassessable.

(2) Subscription Rights. When the Registration Statement has become effective under the Act, the terms of the issuance of the Subscription Rights have been duly established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon DISH Network and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over DISH Network, and the Subscription Rights have been duly issued as contemplated in the Registration Statement, the Subscription Rights will constitute valid and binding obligations of DISH Network, subject to bankruptcy, insolvency, fraudulent transfer, reorganization moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(3) Preferred Stock. When the Registration Statement has become effective under the Act, a Certificate of Designation has been duly filed with the Secretary of State of the State of Nevada, the terms of the Preferred Stock and of its issuance and sale have been duly established in conformity with the DISH Network’s amended and restated articles of incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon DISH Network and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over DISH Network, the Preferred Stock will be validly issued, fully paid and nonassessable.

(4) Debt Securities. When the registration statement relating to the Securities has become effective under the Act, the indenture relating to the Debt Securities has been duly authorized, executed and delivered, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the applicable indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon DISH Network, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over DISH Network, and when the Debt Securities have been duly executed and authenticated in accordance with the applicable indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of DISH Network, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

I am admitted to practice only in the State of Colorado and the State of Connecticut and do not purport to be an expert on the laws of any other jurisdiction other than the laws of the State of Colorado and U.S. Federal law. With respect to all matters of New York law, I note that you have received an opinion, dated as of the date hereof, of Sullivan & Cromwell LLP.

I have relied as to certain matters on information obtained from public officials, officers of DISH Network and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the making of the statements with respect to me which are set forth under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Timothy A. Messner
Timothy A. Messner
Executive Vice President and General Counsel